Exhibit 2.5

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2022 WISeKey International Holding AG (“WISeKey,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbols	Name of each exchange and on which registered
American Depositary Shares, each representing ten	WKEY	The Nasdaq Stock Market LLC
Class B Shares, par value CHF 0.05 per share

Class B Shares, par value CHF 0.05 per share*

__________________

* Not for trading, but only in connection with the registration of the American Depositary Shares.

Our American Depositary Shares (“ADSs”), each representing ten (10) Class B Shares of WISeKey, par value CHF 0.05 per share (the “Class B Shares”), have been available in the United States through an American Depositary Share (“ADS”) program established pursuant to the deposit agreement (“Deposit Agreement”) that we entered into with Bank of New York Mellon, as depositary (the “Depositary”). Our ADSs have been listed on the Nasdaq Stock Market LLC (“NASDAQ”) since December 2019 and are traded under the symbol “WKEY.” Our Class B Shares are listed in Switzerland on the SIX Swiss Exchange Ltd (“SIX”). In connection with this listing (but not for trading), the Class B Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of Class B Shares and (ii) the holders of ADSs. Class B Shares underlying the ADSs are held by the Depositary, and holders of ADSs will not be treated as holders of Class B Shares.

We have further issued registered shares with a par value of CHF 0.01 each (“Class A Shares”). Class A Shares have a par value (CHF 0.01 per share) that is five times lower than the par value of Class B Shares (CHF 0.05 per share). While dividends and other distributions are made proportionally to the par value of the respective shares, each Class A Share and each Class B Share carries one vote at a general meeting of shareholders, irrespective of the difference in par value of Class A Shares and Class B Shares. Class A Shares are not registered under Section 12(b) of the Exchange Act.

The following summary is subject to and qualified in its entirety by our Articles of Association (the “Articles”) and by Swiss laws and regulations. This is not a summary of all the significant provisions of the Articles or of Swiss laws and regulations and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in WISeKey’s annual report on Form 20-F for the fiscal year ended December 31, 2022 and in the Deposit Agreement, which is an exhibit to our registration statement on Form 20-F for the fiscal year ended December 31, 2022.

CLASS B SHARES

Item 9. General

9.A.3	Pre-emptive rights

Pursuant to the Swiss Code of obligations (the "CO"), shareholders have pre-emptive rights (Bezugsrechte) to subscribe for new issuances of shares in an amount proportional to the nominal value of the shares they already hold. With respect to conditional capital in connection with the issuance of conversion rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of conversion rights, convertible bonds or similar debt instruments in an amount proportional to the nominal value of the shares they hold.

If pre-emptive rights are granted, but not exercised, our board of directors may allocate the pre-emptive rights as it elects, subject to the particulars of the relevant shareholders' resolution or board resolution.

Pre-emptive rights, if not excluded (as further described below), are transferable during the subscription period relating to a particular offering of shares. Depending on the particulars of the offering, the pre-emptive rights may be tradable on the SIX. US holders of shares, or US holders of ADSs, may not be able to exercise the pre-emptive rights attached to the shares or to the shares underlying their ADSs unless a registration statement under the US Securities Act of 1933, as amended (the “Securities Act”), is effective with respect to such rights and the related shares, or an exemption from this registration requirement is available. If pre-emptive rights could not be exercised by an ADS holder, the depositary would, if possible, sell the holder’s pre-emptive rights and distribute the net proceeds of the sale to the holder. If the Depositary determines, in its discretion, that the rights could not be sold, the Depositary might allow such rights to lapse.

The general meeting of shareholders may resolve to withdraw or limit pre-emptive rights in certain limited circumstances for valid reasons. The relevant majority for such approval is two-thirds of the shares represented and the absolute majority of the par value of the shares represented.

With respect to our authorized share capital, our board of directors is authorized by our Articles to withdraw or to limit the pre- emptive rights of shareholders, and to allocate them to third parties or to us, in the event that the newly issued shares are used for the purpose of:

•	issuing new shares if the issue price of the new shares is determined by reference to the market price;

•	the acquisition of an enterprise, parts of an enterprise or participations or for new investment projects or for purposes of financing or refinancing any such transactions;

•	broadening the shareholder constituency in certain financial or investor markets or in connection with the listing of new shares on domestic or foreign stock exchanges;

•	national and international offerings of shares for the purpose of increasing the free float or to meet applicable listing requirements;

•	the participation of strategic partners;

•	an over-allotment option ("greenshoe") being granted to one or more financial institutions in connection with an offering of shares;

•	the participation of directors, officers, employees, contractors, consultants of, or other persons providing services to the Company or a group company; or

•	raising capital in a fast and flexible manner which could only be achieved with great difficulty without exclusion of the preemptive rights of the existing shareholders.

Under our Articles of Association as at December 31, 2022, our authorized share capital relates to 25,000,000 Class B Shares. Our current authority to issue shares out of the authorized share capital will expire on June 24, 2024. A renewal of our authority under the authorized share capital requires approval by our shareholders at our 2023 annual general meeting or at an extraordinary general meeting. The relevant majority for such approval is two-thirds of the shares represented and the absolute majority of the par value of the shares represented.

Under the new corporate law reflected in the CO, effective January 1, 2023, if our board of directors wants to continue to make use of the authorized share capital beyond its expiration date of June 24, 2024, our board of directors will be required to seek shareholder approval and replace it with the new statutory instrument of the "capital band" (Kapitalband). Under a capital band, if approved by shareholders with a majority of two-thirds of the votes and the majority of the par value of the shares, each as represented at the general meeting, our board of directors may be granted authority to increase our share capital through the issuance of new shares within an upper limit to be specified in our Articles. The maximum statutory lower and upper limit is +/- 50% of the company's share capital registered in the commercial register at the time the capital band is adopted. The statutory expiration date of a capital band is five years.

9.A.5 Type and class of securities

The Class B Shares are registered shares with a par value of CHF 0.05 each. Our Class B Shares have been trading under the symbol "WIHN" on the SIX since March 2016. As of December 31, 2022, we had 100,294,5181 Class B Shares issued, 99,837,254 of which were outstanding. All Class B Shares, except for the Class B Shares held by our affiliates and certain Class B Shares sold in private placement transactions in the U.S. exempt from registration under the Securities Act, are freely transferrable in the U.S. The Company estimates that (as of December 31, 2022) the total number of Class B Shares held by affiliates together with privately placed Class B Shares that remain subject to resale restrictions in the U.S. is approximately 1,689,611 Class B Shares. None of the Class B Shares are subject to lock-up agreements.

The Class B Shares are fully paid-up. Except for 88,370 Class B Shares, which have been issued in certificated form and not been dematerialized hereof, the Class B Shares have been issued in uncertificated form in accordance with article 973c of the CO as uncertificated securities (Wertrechte), which have been entered into the main register of the SIX SIS Ltd (“SIS”) and constitute intermediated securities within the meaning of the FISA. In accordance with article 973c of the CO, we maintain a register of uncertificated securities (Wertrechtebuch).

So long as our shares constitute intermediated securities within the meaning of the FISA, the person deemed to be the holder of any share will be the person holding such share in a securities account in his, her or its own name or, in the case of intermediaries, the intermediary holding such share in a securities account that is in his, her or its name. No share certificates will be issued, and share certificates will not be available for individual physical delivery. A shareholder may, however, at any time request us to deliver an attestation of the number of shares held by him, her or it, as reflected in the share register.

1  Between May 12, 2022 and December 31, 2022, an aggregate number of 26,040,010 Class B Shares has been issued out of the Company's conditional share capital but has not been recorded in the Articles and the commercial register of the Canton of Zug, Switzerland, as at December 31, 2022. These 26,040,010 Class B Shares are not included in the total of shares issued and outstanding.

So long as our shares constitute intermediated securities within the meaning of the FISA, shares may be transferred by crediting the relevant transferred shares to a securities account of the transferee or as otherwise permitted under applicable law. Class B Shares traded on the SIX will settle and clear through SIS.

Item 9.A.6. Limitations or qualifications

Not applicable.

Item 9.A.7. Other rights

Not applicable.

Item 10.B Memorandum and articles of association

10.B.3  Shareholder rights

Voting Right

Each Class B Share carries one vote at a general meeting of shareholders. Voting rights may be exercised by registered shareholders or by a duly appointed proxy of a registered shareholder or nominee, which proxy need not be a shareholder, up to a specific qualifying day before the relevant general meeting (the "Record Date") designated by the board of directors. The Articles do not limit the number of shares that may be voted by a single shareholder.

Voting Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at a general meeting of shareholders, unless otherwise stipulated by law or our Articles. The following matters require approval by a majority of the par value of the shares present or represented at the general meeting:

•	electing our auditor;

•	appointing an expert to audit our business management or parts thereof;

•	adopting any resolution regarding the instigation of a special investigation; and

•	adopting any resolution regarding the initiation of a derivative liability action.

Under Swiss corporate law and our Articles, approval by two-thirds of the shares present or represented at the meeting, and by the absolute majority of the par value of the shares present or represented is required for:

•	amending our corporate purpose;

•	consolidating shares (“reverse stock split”);

•	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

•	limiting or withdrawing shareholder's pre-emptive rights;

•	creating a capital band or conditional share capital;

•	restricting the transferability of registered shares;

•	creating or cancelling shares with preference rights;

•	changing the currency in which the share capital is currently denominated;

•	introducing a casting vote for the Chairman at the general meeting;

•	introduction a provision in our Articles allowing general meetings to be held abroad;

•	delisting our shares;

•	relocating our registered office;

•	introducing an arbitration clause in our Articles;

•	restricting the exercise of the right to vote or the cancellation thereof;

•	resolving on our dissolution or liquidation; and

•	transactions among corporations based on Switzerland's Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the "Swiss Merger Act") including a merger, demerger or conversion of a corporation.

In accordance with Swiss law and generally accepted business practices, our Articles do not provide attendance quorum requirements generally applicable to general meetings of shareholders.

Dividends and Other Distributions

We have never declared or paid cash dividends to our shareholders and we do not intend to pay cash dividends in the foreseeable future. However, on July 9, 2019, we commenced a public Class B share repurchase program, which we completed on July 7, 2022. During this program, through different transactions, we repurchased an aggregate of 1,074,305 shares, either directly as Class B Shares or indirectly by repurchasing ADSs, for a total purchase value of CHF 1,471,609 at an average purchase price of CHF 1.37 per Class B share. Shares and ADSs repurchased under our repurchase program may be used as consideration in potential future M&A transactions and for (1) our existing employee share incentive program, (2) convertible loans entered into by us and (3) on-demand equity lines available to us. The maximum aggregate amount of Class B Shares, including ADSs, that we could have repurchased under the Class B share repurchase program was 3,682,848 registered Class B shares with a nominal value of CHF 0.05 each. Otherwise, we currently intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors.

Our board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution. Under our Articles, dividend payments require a resolution passed by an absolute majority of the votes present or represented at a general meeting of shareholders. In addition, our auditor must confirm that the dividend proposal of our board of directors relating to an appropriation of available earnings conforms to Swiss statutory law and our Articles.

Under Swiss law, we may pay dividends only if we have sufficient distributable profits brought forward from the previous business years, or if we have distributable reserves, each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law and the Articles have been deducted. Under the new corporate law reflected in the CO, effective as of January 1, 2024, we may distribute interim dividends out of profit of the current business year, under certain conditions. Dividends and other distributions are made relative to nominal value of the shares.

Dividends paid on our shares out of available earnings are subject to Swiss withholding tax. See Item 10.E. Taxation.

Distributions out of issued share capital (i.e. the aggregate par value of our issued shares) may be made only by way of a share capital reduction. Such a capital reduction requires a resolution passed by an absolute majority of the shares present or represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. The share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is reestablished by sufficient new fully paid-up capital. The board of directors must further give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce and notify creditors that they may request, within one month of the public notice, satisfaction of or security for their claims. The notification may be given before or after general meeting of shareholders resolving on the par value reduction.

Distributable reserves are booked either as "retained earnings" (Bilanzgewinn; Gewinnvortrag) or as reserves from capital contributions (Kapitaleinlagereserven). Until December 31, 2022, under the CO, if our general reserves (réserve générale) amounted to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate par value of our issued capital), then at least 5% of our annual profit had to be retained as general reserves. In addition, if our general reserves amounted to less than 50% of our share capital, 10% of the amounts distributed beyond payment of a dividend of 5% had to be retained as general reserves. Under the new corporate law reflected in the CO, effective as of January 1, 2023, 5% of our annual profit must be allocated to the statutory profit reserves until statutory capital reserves and statutory profit reserves amount to 50% of the share capital recorded in the commercial register (i.e., 50% of the aggregate par value of our issued capital). The CO permits us to accrue additional general reserves. Further, a purchase of our own shares (whether by us or a subsidiary) reduces the equity and thus the distributable dividends in an amount corresponding to the purchase price of such own shares. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other instalments. The Articles provide that dividends that have not been claimed within five years after the due date become our property and are allocated to the general reserves. Dividends paid are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions of cash or property that are based upon a capital reduction or that are made out of statutory capital reserves (Kapitaleinlagereserve) are not subject to Swiss withholding tax.

Transfer of Shares

Our shares constitute intermediated securities (Bucheffekten) based on uncertificated securities (Wertrechte) and entered into the main register of SIS or such other custodian as the case may be. Any transfer of Shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution. Shares cannot be transferred by way of assignment, nor can a security interest in any Shares be granted by way of assignment.

Voting rights may be exercised only after a shareholder has been entered in our share register (Aktienbuch) with his, her or its name and address (in the case of legal entities, the registered office) as a shareholder with voting rights.

We maintain, through Computershare Switzerland Ltd., a share register, in which the full name, address and nationality (in the case of legal entities, the company name and registered office) of the shareholders and usufructuaries are recorded. A person entered into the share register must notify the share registrar of any change in address. Until such notification occurs, all written communication from us to persons entered in the share register is deemed to have been validly made if sent to the relevant address recorded in the share register.

Share Repurchase Program

On July 7, 2022, we completed our Class B share repurchase program which was put in place on July 9, 2019. Since the start of this program, through different transactions, we repurchased an aggregate of 1,074,305 shares, either directly as Class B Shares or indirectly by repurchasing ADSs, for a total purchase value of CHF 1,471,609 at an average purchase price of CHF 1.37 per Class B share. Shares and ADSs repurchased under our repurchase program may be used as consideration in potential future M&A transactions and for (1) our existing employee share incentive program, (2) convertible loans entered into by us and (3) on-demand equity lines available to us. The maximum aggregate amount of Class B Shares, including ADSs, that we could have repurchased under the Class B share repurchase program was 3,682,848 registered Class B shares with a nominal value of CHF 0.05 each.

Activity under the program is monitored on a daily basis, with all transactions being published on our website in line with Swiss Law. Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect our share register. Our books and correspondence may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of our business secrets. . Under the new corporate law reflected in the CO, effective as of January 1, 2023, shareholders representing together at least 5% of the share capital or voting rights may also inspect our books and correspondence, subject to similar conditions.

Special Investigation

If the shareholder inspection rights as outlined above prove to be insufficient in the judgment of the shareholder, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special independent auditor in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request a court sitting at our registered office in Zug, Switzerland to appoint a special auditor. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of the share capital or the voting rights may request that the court appoint a special independent auditor. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of the board of directors or our executive management infringed the law or our Articles and thereby caused damages to us or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that (1) we have freely distributable reserves in the amount of the purchase price; and (2) the aggregate par value of all shares held by us does not exceed 10% of our share capital. Pursuant to Swiss law, where shares are acquired in connection with a transfer restriction set out in the articles of association of a company, the foregoing upper limit is 20%. We currently do not have any transfer restriction in our Articles. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends and pre-emptive rights in the case of share capital increases, unless resolved otherwise by the general meeting of shareholders.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to meet our obligations under our equity plans, to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares.

10.B.4	Changes to shareholder rights

Ordinary Capital Increase, Authorized Share Capital, Conditional Share Capital and Capital Band

Under Swiss law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary share capital increase) that must be carried out by the board of directors within three months in order to become effective. Under our Articles of Association (the "Articles"), in the case of subscription and increase against payment of contributions in cash, when shareholders' statutory preemptive rights are safeguarded, a resolution passed by an absolute majority of the votes represented at the general meeting of shareholders is required. In the case of subscription and increase against contributions in kind or to fund acquisitions in kind, when shareholders' statutory preemptive rights are withdrawn or where transformation of reserves into share capital is involved, a resolution passed by two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the par value of the shares represented is required.

Furthermore, under the Swiss Code of Obligations (the "CO"), our shareholders, by a resolution passed by two-thirds of the shares present or represented at a general meeting of shareholders and the absolute majority of the par value of the shares present or represented, may authorize our board of directors to issue shares of a specific aggregate par value up to a maximum of 50% of the share capital registered in the commercial register in the form of:

•	conditional share capital (bedingtes Aktienkapital) for the purpose of issuing shares in connection with, among other things, (1) option and conversion rights granted in connection with warrants and convertible bonds of ours or one of our subsidiaries or (2) grants of rights to employees, members of our board of directors or consultants or our subsidiaries to subscribe for new shares (conversion or option rights); or

•	authorized share capital (genehmigtes Kapital) to be utilized by our board of directors within a period determined by the shareholders but not exceeding two years from the date of the shareholder approval.

Under the new corporate law reflected in the CO, effective January 1, 2023, if our board of directors wants to continue to make use of any authorized share capital beyond its expiration date, our board of directors will be required to seek shareholder approval and replace it with the new statutory instrument of the "capital band" (Kapitalband). Under a capital band, if approved by shareholders with a majority of two-thirds of the votes and the majority of the par value of the shares, each as represented at the general meeting, our board of directors may be granted authority to increase our share capital through the issuance of new shares within an upper limit to be specified in our Articles. The maximum statutory lower and upper limit is +/- 50% of the company's share capital registered in the commercial register at the time the capital band is adopted. The statutory expiration date of a capital band is five years.

Our Authorized Share Capital

Under our Articles in effect as of December 31, 2022, our board of directors is authorized at any time until June 24, 2024, to increase our share capital by a maximum aggregate amount of CHF 1,250,000 through the issuance of not more than 25,000,000, which would have to be fully paid-in, with a par value of CHF 0.05 each.

Increases in partial amounts are permitted. Our board of directors has the power to determine the type of contributions, the issue price and the date on which the dividend entitlement starts.

Our board of directors is also authorized to withdraw or limit pre-emptive rights as described above. This authorization is exclusively linked to the particular available authorized share capital set out in the respective article. If the period to increase the share capital lapses without having been used by our board of directors, the authorization to withdraw or to limit the pre-emptive rights lapses simultaneously with such capital.

Under the new corporate law reflected in the CO, effective January 1, 2023, if our board of directors wants to continue to make use of the authorized share capital beyond its expiration date of June 24, 2024, our board of directors will be required to seek shareholder approval and replace it with the new statutory instrument of the "capital band" (Kapitalband). Under a capital band, if approved by shareholders with a majority of two-thirds of the votes and the majority of the par value of the shares, each as represented at the general meeting, our board of directors may be granted authority to increase our share capital through the issuance of new shares within an upper limit to be specified in our Articles. The maximum statutory lower and upper limit is +/- 50% of the company's share capital registered in the commercial register at the time the capital band is adopted. The statutory expiration date of a capital band is five years.

Our Conditional Share Capital

Our conditional share capital under our Articles in effect as of December 31, 2022 amounts to CHF 2,605,000, corresponding to 52,100,000 new Class B Shares, whereby CHF 2,300,000 of the conditional share capital is available for the issuance of up to 46,000,000 Class B Shares in connection with rights granted to third parties or shareholders in connection with Rights Bearing Obligations (as defined in art. 4b para. 1(a) of the Articles) and CHF 305,000, corresponding to 6,100,000 Class B Shares, is available for the issuance of Class B Shares in connection with the issuance of Class B Shares or Rights-Bearing Obligations granted to the members of the board of directors, members of the executive management, employees, consultants or other persons providing services to us or another company of the Group (art. 4b para. 1 (b) of the Articles).

In addition, our conditional share capital under our Articles in effect as of December 31, 2022 includes the authority to increase the share capital of the Company in an amount not to exceed CHF 100,000 by the issuance of up to 10,000,000 fully paid-in Class A Shares each in connection with the direct or indirect issuance of shares, options or related subscription rights to the members of the Board and members of executive management of the group.

10.B.6	Limitations

There are no limitations under the Swiss CO or our Articles on the right of non-Swiss residents or nationals to own or vote shares other than the restrictions applicable to all shareholders.

10.B.7	Change in control

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act, are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the shares represented at a general meeting of shareholders and the absolute majority of the par value of the shares represented.

If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of shares. The Swiss Merger Act provides for the possibility of a so-called "cash-out" or "squeeze-out" merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation).

For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation. A decision issued by a competent court in this respect can be acted upon by any person who has the same legal status as the claimant.

In addition, under Swiss law, the sale of all or substantially all of our assets may be construed as a de facto dissolution of our company, and consequently require the approval of two-thirds of the shares present or represented at a general meeting of shareholders and the absolute majority of the par value of the shares present or represented. Whether a shareholder resolution is required depends on the particular transaction, whereas the following circumstances are generally deemed relevant in this respect:

•	a core part of the company's business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the company's assets, after the divestment, are not invested in accordance with the company's statutory business purpose; and

•	the proceeds of the divestment are not earmarked for reinvestment in accordance with the company's business purpose but, instead, are intended for distribution to the company's shareholders or for financial investments unrelated to the company's business.

A shareholder of a Swiss corporation participating in certain corporate transactions governed by the Swiss Merger Act may, under certain circumstances, be entitled to appraisal rights. As a result, such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that the shareholder receives the fair value of the shares held by the shareholder. Following a statutory merger or demerger, pursuant to the Swiss Merger Act, shareholders can file an appraisal action against the surviving company. If the consideration is deemed inadequate, the court will determine an adequate compensation payment.

10.B.8	Disclosure of shareholdings

Notification and Disclosure of Substantial Share Interests

Under the applicable provisions of the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading of 2015, or the Financial Market Infrastructure Act ("FMIA"), as amended, persons who directly, indirectly or in concert with other parties acquire or dispose of our shares, purchase rights or obligations relating to our shares (the "Purchase Positions") or sale rights or obligations relating to our shares (the "Sale Positions"), and thereby, directly, indirectly or in concert with other parties reach, exceed or fall below a threshold of 3%, 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50% or 66 2/3% of our voting rights (whether exercisable or not) must notify us and the Disclosure Office of the SIX of such acquisition or disposal in writing within four trading days. Within two trading days of the receipt of such notification, we must publish such information via the SIX's electronic publishing platform. For purposes of calculating whether a threshold has been reached or crossed, shares and Purchase Positions, on the one hand, and Sale Positions, on the other hand, may not be netted. Rather, the shares and Purchase Positions and the Sale Positions must be accounted for separately and may each trigger disclosure obligations if the respective positions reach, exceed or fall below one of the thresholds. In addition, actual share ownership must be reported separately if it reaches, exceeds or falls below one of the thresholds.

Pursuant to Article 663c of the CO, Swiss corporations whose shares are listed on a stock exchange must disclose their significant shareholders and their shareholdings in the notes to their balance sheet, where this information is known or ought to be known. Significant shareholders are defined as shareholders and groups of shareholders linked through voting rights who hold more than 5% of all voting rights.

Mandatory Bid Rules

Pursuant to the applicable provisions of the FMIA, any person that acquires shares of a listed Swiss company, whether directly or indirectly or acting in concert with third parties, which shares, when taken together with any other shares of such company held by such person (or such third parties), exceed the threshold of 33 1/3% of the voting rights (whether exercisable or not) of such company, must make a takeover bid to acquire all the other newly issued shares of such company. A company's articles of association may either eliminate this provision of the FMIA or may raise the relevant threshold to 49% ("opting-out" or "opting-up", respectively).

We have an opting-out provision in Article 6 para. 9 of our Articles. Accordingly, an acquirer of Shares is not obliged to make a public offer pursuant to article 135 and 163 of the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading.

The Swiss laws applicable to Swiss corporations and their shareholders differ from laws applicable to U.S. corporations and their shareholders. The following table summarizes significant differences in shareholder rights between the provisions of the CO and the Compensation Ordinance and the Delaware General Corporation Law applicable to companies incorporated in Delaware and their shareholders. Please note that this is only a general summary of certain provisions applicable to companies in Delaware. Certain Delaware companies may be permitted to exclude certain of the provisions summarized below in their charter documents.

10.B.9	Differences in the law

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Under Swiss law, with certain exceptions, a merger or a division of the corporation or a sale of all or substantially all of the assets of a corporation must be approved by two-thirds of the shares represented at the relevant general meeting of shareholders as well as the absolute majority of the par value of the shares represented at such shareholders' meeting. A shareholder of a Swiss corporation participating in a statutory merger or demerger pursuant to the Swiss Merger Act can file an appraisal right lawsuit against the surviving company. As a result, if the consideration is deemed "inadequate," such shareholder may, in addition to the consideration (be it in shares or in cash) receive an additional amount to ensure that such shareholder receives the fair value of the shares held by such shareholder. Swiss law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of the voting rights without a vote by shareholders of such subsidiary, if the shareholders of the subsidiary are offered the payment of the fair value in cash as an alternative to shares.

Shareholders' suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Class actions and derivative actions as such are not available under Swiss law. Nevertheless, certain actions may, to a limited extent, have a similar effect. An appraisal lawsuit won by a shareholder can be acted upon by any person who has the same legal status as the claimant. Also, a shareholder is entitled to bring suit against directors for breach of, among other things, their fiduciary duties and claim the payment of damages. However, unless the company is subject to bankruptcy proceedings, or if the relevant shareholder can demonstrate having suffered a loss in a personal capacity, a shareholder will only be allowed to ask for payment of damages to the corporation. Under Swiss law, the winning party is generally entitled to recover attorneys' fees incurred in connection with such action, provided, however, that the court has discretion to permit the shareholder whose claim has been dismissed to recover attorneys' fees incurred to the extent he acted in good faith.

Shareholder vote on board and management compensation

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.

Pursuant to the Swiss Ordinance against excessive compensation in listed stock corporations, the general meeting of shareholders has the non-transferable right, amongst others, to have a binding vote each year on the compensation due to the board of directors, executive management and advisory boards.

Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The general meeting of shareholders elects annually (i.e. for the period between two annual ordinary general meeting of shareholders) the members of the board of directors, the chairman of the board and the members of the compensation committee individually for a term of office of one year. Re- election is possible.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•      any breach of a director's duty of loyalty to the corporation or its shareholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•      any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•      by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•      by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•      by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•       by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Under Swiss corporate law, an indemnification of a director or member of the executive management in relation to potential personal liability is not effective to the extent the director or member of the executive management intentionally or grossly negligently violated his or her corporate duties towards the corporation. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is generally not permitted under Swiss corporate law, including shareholders of the corporation.

Nevertheless, a corporation may enter into and pay for directors' and officers' liability insurance which typically covers negligent acts as well.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Directors' fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

•       the duty of care; and

•       the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

A director of a Swiss corporation has a fiduciary duty to the corporation only. This duty has two components:

•       the duty of care; and

•       the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent director would exercise under similar circumstances.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits in principle self-dealing by a director and mandates that the best interest of the corporation take precedence over any interest possessed by a director or officer.

The burden of proof for a violation of these duties is with the corporation or with the shareholder bringing a suit against the director.

Directors also have an obligation to treat shareholders that are in similar situations equally.

Shareholder action by written consent

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Until December 31, 2022, shareholders of a Swiss corporation could only exercise their voting rights in a general meeting of shareholders and could not act by written consent. Under the new corporate law reflected in the CO, effective as of January 1, 2023, shareholders of a Swiss corporation may now act by written consents, unless a shareholder or their representative requests an oral debate.

Shareholder proposals

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of shareholders' rights: directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

At any general meeting of shareholders any shareholder may put proposals to the meeting if the proposal is part of an agenda item. Unless the articles of association provide for a lower threshold or for additional

•       one or several shareholders whose combined shareholdings represent the lower of (1) one tenth of the share capital or (2) an aggregate par value of at least CHF 1,000,000, may ask that a general meeting of shareholders be called for specific agenda items and specific proposals; and

•     one or several shareholders representing 10.0% of the share capital or CHF 1.0 million of nominal share capital may ask that an agenda item including a specific proposal be put on the agenda for a regularly scheduled general meeting of shareholders, provided such request is made with appropriate notice.

Under the new corporate law reflected in the CO, effective as of January 1, 2023, companies must amend their articles of association by the end of 2024 and reduce the relevant thresholds applicable to (i) the shareholders' right to call a general meeting of shareholders to 5% of the share capital or voting rights, and (ii) the shareholders' right to request that a specific item be included in the agenda for a general meeting of shareholders to 0.5% of the share capital or voting rights.

Any shareholder can propose candidates for election as directors at an annual general meeting without prior written notice.

In addition, any shareholder is entitled, at a general meeting of shareholders and without advance notice, to (1) request information from the Board on the affairs of the company (note, however, that the right to obtain such information is limited), (2) request information from the auditors on the methods and results of their audit, (3) request the holding of an extraordinary general meeting of shareholders and (4) request, under certain circumstances and subject to certain conditions, a special audit.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation provides for it.

Cumulative voting would be permitted under Swiss corporate law; however, we are not aware of any company that has cumulative voting. An annual individual election of all members of the board of directors for a term of office of one year (i.e. until the end of the following annual general meeting) is mandatory for listed Swiss companies.

Removal of directors

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

A Swiss corporation may remove, with or without cause, any director at any time with a resolution passed by an absolute majority of the shares represented at a general meeting of shareholders. The articles of association may require the approval by a qualified majority of the shares represented at a meeting for the removal of a director.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation's outstanding voting stock within the past three years.

No such specific rule applies to a Swiss corporation.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A dissolution and winding up of a Swiss corporation requires the approval by two-thirds of the shares represented as well as the absolute majority of the par value of the shares represented at a general meeting of shareholders passing a resolution on such dissolution and winding up. The articles of association may increase the voting thresholds required for such a resolution.

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

A Swiss corporation may modify the rights of a classes of shares with (1) a resolution passed by an absolute majority of the shares represented at the general meeting of shareholders and (2) a resolution passed by an absolute majority of the shares represented at the special meeting of the affected preferred shareholders. The issuance of shares that are granted more voting power requires the approval by two-thirds of the shares represented as well as the absolute majority of the par value of the shares represented at the relevant general meeting of shareholders.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Amendment of governing documents

A Delaware corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

The articles of association of a Swiss corporation may be amended with a resolution passed by an absolute majority of the shares represented at such meeting, unless otherwise provided in the articles of association. There are a number of resolutions, such as an amendment of the stated purpose of the corporation and the introduction of a capital band and conditional capital, that require the approval by two-thirds of the votes and an absolute majority of the par value of the shares represented at a shareholders' meeting. The articles of association may increase the voting thresholds.

Inspection of books and records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Swiss corporation may only inspect books and records if the general meeting of shareholders or the board of directors approved such inspection and only if confidential information possessed by a corporation is protected. Under the new corporate law reflected in the CO, effective as of January 1, 2023, shareholders representing together at least 5% of the share capital or voting rights may also inspect books and records, provided confidential information is protected. A shareholder is only entitled to receive information to the extent required to exercise such shareholders' rights, subject to the interests of the corporation. The right to inspect the share register is limited to the right to inspect that shareholder's own entry in the share register.

Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•      out of its surplus; or

•      in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Dividend payments are subject to the approval of the general meeting of shareholders. The board of directors may propose to shareholders that a dividend shall be paid but cannot itself authorize the distribution.

Payments out of the Company's stated share capital (in other words, the aggregate par value of the Company's registered share capital) in the form of dividends are not allowed; payments out of stated share capital may be made by way of a capital reduction only. Dividends may be paid only from the profits brought forward from the previous business years or if the Company has distributable reserves, each as will be presented on the Company's audited annual stand-alone financial statements. The dividend may be determined only after the allocations to reserves required by the law and the articles of association have been made.

Creation and issuance of new shares

All creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company's certificate of incorporation.

All creation of shares requires a shareholders' resolution. Authorized shares can be, once created by shareholder resolution, issued by the board of directors (subject to limitations of the authorization; the term of authorized share capital is at a maximum two years, and the amount of authorized share capital is capped at 50% of the share capital registered in the commercial register at the time the authorized share capital is adopted). Conditional share capital is the underlying for shares issued upon the exercise of options and conversion rights related to debt instruments issued by the board of directors or such rights issued to employees. The amount of conditional share capital is capped at 50% of the share capital registered in the commercial register at the time the conditional share capital is adopted.

Under the new corporate law reflected in the CO, effective January 1, 2023, if the board of directors wants to continue to make use of any authorized share capital beyond its expiration, the board of directors will be required to seek shareholder approval and replace it with the new statutory instrument of the "capital band" (Kapitalband). Under a capital band, if approved by shareholders with a majority of two-thirds of the votes and the majority of the par value of the shares, each as represented at the general meeting, the board of directors may be granted authority to increase the share capital through the issuance of new shares within an upper limit to be specified in the articles of association. The maximum statutory lower and upper limit is +/- 50% of the company's share capital registered in the commercial register at the time the capital band is adopted. The statutory expiration date of a capital band is five years.

DELAWARE CORPORATE LAW	SWISS CORPORATE LAW

Pre-emptive rights

Under the Delaware General Corporate Law, no shareholder shall have any pre-emptive right to subscribe to an additional issue of shares or to any security convertible into such shares unless, and except to the extent that, such right is expressly granted to such shareholder in the corporation’s certificate of incorporation.

Under Swiss corporation law, shareholders have preemptive rights to subscribe for new issuances of shares in proportion to the respective par values of their holdings. Under certain circumstances, shareholders limit or withdraw, or authorize the board of directors to limit or withdraw, pre- emptive rights or advance subscription rights in certain circumstances. However, limitation or withdrawal of shareholders' pre-emptive rights can only be decided for valid reasons. Preventing a particular shareholder to exercise influence over the company is generally believed not to be a valid reason to limit or withdraw shareholders' pre-emptive rights.

10.B.6	Changes in capital

The requirements of the Articles regarding changes in capital are not more stringent than the requirements of Swiss law.

AMERICAN DEPOSITARY SHARES

Item 12. Other securities

Disclosures under Items 12.A, 12.B, and 12.C are not applicable.

12.D. American Depositary Shares.

The Bank of New York Mellon, as depositary, registers and delivers ADSs. Each ADS represents ten (10) Class B Shares (or a right to receive ten (10) Class B Shares) deposited with Credit Suisse Group AG, as custodian for the depositary in Switzerland. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs are administered is located at 240 Greenwich Street, New York, NY 10286. The depositary's principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B)  indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we do not treat you as one of our shareholders and you do not have shareholder rights. Swiss law governs shareholder rights. The depositary is the holder of Class B Shares underlying your ADSs. As a registered holder of ADSs, you have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement which has been filed as an exhibit to this registration statement, and the form of ADR, attached thereto.

Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on Class B Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class B Shares your ADSs represent.

•	Cash. The depositary or one of its agents or affiliates or the Custodian will convert any cash dividend or other cash distribution we pay on the Class B Shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See Item 10.E. Taxation of WISeKey’s annual report on Form 20-F for the fiscal year ended December 31, 2022. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Distribution of Class B Shares. The depositary may distribute additional ADSs representing any Class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell Class B Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class B Shares. The depositary may sell a portion of the distributed Class B Shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to Purchase Additional Class B Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the Class B Shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by Class B Shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, Class B Shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our Class B Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if you or your broker deposit Class B Shares or evidence of rights to receive Class B Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

You may surrender your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class B shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

ADS holders may instruct the depositary to vote the number of deposited Class B Shares their ADSs represent. The depositary will provide notice to ADS holders of shareholders' meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders must instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you would not be able to exercise your right to vote unless you withdraw Class B Shares. However, you may not know about the meeting enough in advance to withdraw Class B Shares.

The depositary will try, as far as practical, subject to the laws of Switzerland and of our Articles or similar documents, to vote or to have its agents vote Class B Shares or other deposited securities as instructed by ADS holders.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to vote the Class B Shares represented by your ADSs in accordance with the voting recommendations of the Company’s Board of Directors only to the extent permitted by applicable law and if:

(i)	we instruct the depositary, and the depositary complies with such instruction, to disseminate the shareholders' meetings materials,

(ii)	no voting instructions are received by the depositary from you by the deadline established by the depositary, and

(iii)	we have timely delivered written confirmation to the depositary that:

a.	we wish a proxy to be given,

b.	we reasonably do not know of any substantial opposition to the matter(s) to be voted on, and

c.	the matter(s) to be voted on is/are not materially adverse to the interests of the shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Class B Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing Class B Shares or ADS holders must pay:	For:

USD5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of Class B Shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

USD0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been Class B Shares and the Class B Shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

USD0.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of Class B Shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw Class B Shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

• Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class B Shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-based services until its fees for these services are paid.

From time to time, the depositary may make payments to us to reimburse and/or class B share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Depositary Payments

In 2022, we did not receive any payments or reimbursements from The Bank of New York Mellon, the depositary bank of our ADS program.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our Class B Shares	• The cash, Class B Shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	• The depositary may distribute some or all of the cash, Class B ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distribute securities on Class B Shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until thirty (30) days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least ninety (90) days prior to the date fixed in such notice for such termination. The depositary may terminate the deposit agreement (i) by mailing notice of termination to us and the ADS holders if ninety (90) days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment, (ii) an insolvency event or delisting event (each as further described in the deposit agreement) occurs with respect to us, or (iii) a termination option event (as further described in the deposit agreement) has occurred or will occur.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver Class B Shares and other deposited securities upon cancellation of ADSs. After termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After making the sale, the depositary shall be discharged from all obligations under the deposit agreement, except to account for the net proceeds of such sale and other cash (after deducting fees and expenses and applicable taxes and governmental charges). The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith , and the Depositary shall not be a fiduciary or have any fiduciary duty to Owners or Holders;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Class B Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class B Shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive Class B Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Class B Shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Class B Shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our Class B Shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class B Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Waiver of Jury Trial

As a party to the deposit agreement, you irrevocably waive, to the fullest extent permitted by applicable law, your right to trial by jury in any legal proceeding arising out of the shares or other deposited securities, the ADSs or ADRs, as applicable, the deposit agreement or any transaction contemplated therein or any breach thereof against us and/or the depositary.